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                                                     Exhibit 99.3


                           FIRST BANCTRUST CORPORATION
                          PROPOSED HOLDING COMPANY FOR
                           FIRST BANK AND TRUST, S.B.
                                 PARIS, ILLINOIS

                          PROPOSED MARKETING MATERIALS










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                               Marketing Materials
                           First BancTrust Corporation
                                 Paris, Illinois

                                TABLE OF CONTENTS

I.       Press Releases
         A.     Explanation
         B.     Schedule
         C.     Distribution List
         D.     Press Release Examples

II.      Advertisements
         A.     Explanation
         B.     Schedule
         C.     Advertisement Examples

III.     Question and Answer Brochure

IV.      Individual Letters and Community Meeting Invitations

V.       Proxy Reminder
         A.     Explanation
         B.     Example

VI.      Subscription Rights Notice
         A.     Explanation
         B.     Example


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                                I. Press Releases


A.       Explanation

         In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises First Bank to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

         Only press releases approved by Conversion Counsel and the FDIC will be forwarded for publication in any manner.

B.       Schedule

         1.       FDIC Approval of Conversion

         2.       Close of Stock Offering



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                              C. Distribution List

                           NATIONAL DISTRIBUTION LIST



NATIONAL THRIFT NEWS                          WALL STREET JOURNAL
212 West 35th Street                          World Financial Center
13th Floor                                    200 Liberty
New York, New York  10001                     New York, NY  10004
Richard Chang

AMERICAN BANKER                               SNL SECURITIES
One State Street Plaza                        Post Office Box 2124
New York, New York  10004                     Charlottesville, Virginia  22902
Michael Weinstein

BARRONS                                       INVESTORS BUSINESS DAILY
Dow Jones & Savings Bank                      12655 Beatrice Street
Barrons Statistical Information               Post Office Box 661750
200 Burnett Road                              Los Angeles, California  90066
Chicopee, Massachusetts  01020

NEW YORK TIMES
229 West 43rd Street
New York, NY  10036



*In addition a group of local publications will be included.


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D.   Press Release Examples
     PRESS RELEASE                      FOR IMMEDIATE RELEASE
                                        ---------------------
                                        For More Information Contact:
                                        Terry J. Howard, Chief Executive Officer
                                        (217) 465-6381

                           FIRST BANK AND TRUST, S.B.

                        CONVERSION TO STOCK FORM APPROVED

         Paris, Illinois (_____, 2001) - Terry J. Howard, Chief Executive Officer of First Bank and Trust, S.B. ("First Bank"), Paris, Illinois announced today that First Bank has received approval from the FDIC and the Illinois Commissioner of Banks to convert from a state-chartered mutual savings bank to a state-chartered stock savings bank. In connection with the Conversion, First Bank has formed a holding company, First BancTrust Corporation ("First BancTrust Corporation"), to hold all of its outstanding capital stock.

         First BancTrust Corporation is offering up to 1,207,500 shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of First Bank will have an opportunity to subscribe for stock in a Subscription Offering that closes at 12:00 noon on ___________. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in Clark and Edgar Counties, Illinois. The Subscription Offering, and the Community Offering, if conducted, will be managed by Trident Securities of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed on or about
__________.

         As a result of the Conversion, First Bank will be structured in the stock form and will be a wholly-owned subsidiary of First BancTrust Corporation. According to Mr. Howard, "Our day to day operations will not change as a result of the Conversion and deposits will continue to

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be insured by the FDIC up to the applicable legal limits."

         Customers with questions concerning the stock offering should call First Bank's Stock Information Center at (217) 425-0201, or visit First Bank's office.







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PRESS RELEASE #2                       FOR IMMEDIATE RELEASE
                                       ---------------------
                                       For More Information Contact:
                                       Terry J. Howard, Chief Executive Officer
                                       (217) 465-6381

          FIRST BANCTRUST CORPORATION COMPLETES INITIAL PUBLIC OFFERING


         Paris, Illinois - (______, 2001) Terry J. Howard, Chief Executive Officer of First Bank and Trust, S.B. ("First Bank"), announced today that First BancTrust Corporation ("First BancTrust Corporation") the proposed holding company for First Bank, has completed its initial stock offering in connection with First Bank's conversion from a mutual to a stock organization. A total of _______ shares were sold at the price of $10.00 per share.

         On ________________, First Bank's Plan of Conversion was approved by its voting members at a special meeting.

         Mr. Howard said that the officers and boards of directors of First BancTrust Corporation and First Bank wished to express their thanks for the response to the stock offering and that First Bank looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock will commence trading on _____________ on the OTC Electronic Bulletin Board under the symbol "FBTC". Trident Securities of Raleigh, North Carolina managed the stock offering.


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                               II. Advertisements

A.       Explanation

         The intended use of the attached advertisement "A" is to notify First Bank's customers and members of the local community that the conversion offering is underway.

         The intended use of advertisement "B" is to remind First Bank's customers of the closing date of the Subscription Offering.

B.       Media Schedule

         1. Advertisement A - To be run immediately following FDIC approval and possibly run weekly for the first three weeks.

         2. Advertisement B - To be run during the last week of the subscription offering.


         Trident may feel it is necessary to run more ads in order to remind customers of the close of The Subscription Offering, and the Community Offering, if conducted.

         Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

         These ads will run in the local newspapers.

         The ad size will be as shown or smaller.


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--------------------------------------------------------------------------------
This is neither an offer to sell nor a solicitation of an offer to buy the stock of First BancTrust Corporation. The offer is made only through the prospectus.
  There shall be no offer in any state where such offer or solicitation of an offer to buy First BancTrust Corporation stock would be unlawful. The shares of
 First BancTrust Corporation common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

NEW ISSUE                                                 ________________, 2001




                                1,207,500 SHARES

                     These shares are being offered pursuant
                        to the Plan of Conversion whereby

                           FIRST BANK AND TRUST, S.B.

           Paris, Illinois, will convert from a state-chartered mutual savings bank to a state-chartered stock savings bank
                     and become a wholly owned subsidiary of

                           FIRST BANCTRUST CORPORATION

                                  COMMON STOCK

                                 ---------------

                             PRICE $10.00 PER SHARE
                                 ---------------


                               TRIDENT SECURITIES

                For a copy of the prospectus call _____________.



--------------------------------------------------------------------------------


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Advertisement (B)
--------------------------------------------------------------------------------




                           FIRST BANK AND TRUST, S.B.


                       _________, 2001 IS THE DEADLINE TO
               SUBSCRIBE FOR STOCK OF FIRST BANCTRUST CORPORATION


                     Customers of First Bank and Trust, S.B.
           have the opportunity to invest in First Bank by subscribing for common stock in its proposed holding company.


                           FIRST BANCTRUST CORPORATION



                  A Prospectus relating to these securities is
                available at our Stock Information Center located at our main office. The telephone number for the
                   Stock Information Center is (217) 425-0201.



This is neither an offer to sell nor a solicitation of an offer to buy the stock of First BancTrust Corporation. The offer is made only through the prospectus.
  There shall be no offer in any state where such offer or solicitation of an offer to buy First BancTrust Corporation stock would be unlawful. The shares of
 First BancTrust Corporation common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.



--------------------------------------------------------------------------------

                        III. Question and Answer Brochure


A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer specifically some of the most commonly asked questions; and b) to highlight in brochure form the intended stock purchases of First Bank's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.       Method of Distribution

         There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures must always be accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all members of First Bank.
         2. Question and Answer brochures are available in First Bank's Stock Information Center.
         3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.



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                              QUESTIONS AND ANSWERS
                                    REGARDING
                             THE PLAN OF CONVERSION


In November, 2000 the Board of Directors of First Bank and Trust, S.B. ("First Bank") unanimously adopted the Plan of Conversion, pursuant to which First Bank will convert from a state-chartered mutual savings bank to a state-chartered stock savings bank (the "Conversion"). In addition, all of First Bank's outstanding capital stock will be issued to First BancTrust Corporation ("First BancTrust Corporation"), which First Bank organized to be its holding company.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, First Bank will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on First Bank's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Bank.

For complete information regarding the Conversion, see both the Prospectus and the Proxy Statement dated ___________. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at
_____________.

         THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF FIRST BANCTRUST CORPORATION. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY FIRST BANCTRUST CORPORATION STOCK WOULD BE UNLAWFUL. THE SHARES OF FIRST BANCTRUST CORPORATION COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                              QUESTIONS AND ANSWERS

                           FIRST BANCTRUST CORPORATION
                        (THE PROPOSED HOLDING COMPANY FOR
                                   FIRST BANK)

                           MUTUAL TO STOCK CONVERSION

1.       Q.       WHAT IS A "CONVERSION"?
         A.       Conversion is a change in the legal form of organization.
                  First Bank currently operates as a state-chartered mutual savings bank with no stockholders. Through the Conversion, First Bank will become a state-chartered stock savings bank, and the stock of its holding company, First BancTrust
                  Corporation, will be held by those individuals who purchase stock in the Subscription and Community Offerings or in the open market following the Offerings.

2.       Q.       WHY IS FIRST BANK CONVERTING?
         A.       First Bank, as a mutual savings bank, does not have
                  stockholders and has no authority to issue capital stock. By converting to the stock form of organization, First Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of First Bank by providing a larger capital base from which First Bank may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

                  The Board of Directors and management of First Bank believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. In fact, there has been a significant decline in the number of mutual thrifts from over 12,500 mutual institutions at their height in the late 1920's to fewer than 800 mutual thrifts today.

                  First Bank believes that converting to the stock form of organization will allow First Bank to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. First Bank believes that by combining its existing quality service and products with a local ownership base, First Bank's customers and community members who become stockholders will be inclined to do more business with First Bank.

                  Furthermore, because First Bank competes with local and regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford First Bank the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

3.       Q.       IS THE CONVERSION BENEFICIAL TO THE COMMUNITIES THAT FIRST
                  BANK SERVES?
         A.       Management believes that the structure of the Subscription and
                  Community Offerings is in the best interest of the communities that First Bank serves because following the Conversion it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution.
                  Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of Clark and Edgar Counties, Illinois.

4.       Q.       WHAT EFFECT WILL THE CONVERSION HAVE ON DEPOSIT ACCOUNTS AND
                  LOANS?
         A.       Terms and balances of accounts in First Bank and interest
                  rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with First
                  Bank.

5.       Q.       WILL THE CONVERSION CAUSE ANY CHANGES IN FIRST BANK'S
                  PERSONNEL?
         A.       No. Both before and after the Conversion, First Bank's
                  business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.       Q.       WHAT APPROVALS MUST BE RECEIVED BEFORE THE CONVERSION BECOMES
                  EFFECTIVE?
         A.       First, the Board of Directors of First Bank must adopt the
                  Plan of Conversion, which occurred in November, 2000. Second, the FDIC and the Illinois Commissioner of Banks must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by First Bank's voting members. A Special Meeting of voting members will be held on ______________ to consider and vote upon the Plan of Conversion.

                           FIRST BANCTRUST CORPORATION


7.       Q.       WHAT IS A HOLDING COMPANY?
         A.       A holding company is a business entity that owns another
                  entity. Concurrent with the Conversion, First Bank will become a subsidiary of First BancTrust Corporation, a holding company
                  First Bank formed to hold all of its outstanding capital stock.

8.       Q.       IF I DECIDE TO BUY STOCK IN THIS OFFERING, WILL I OWN STOCK IN
                  FIRST BANCTRUST CORPORATION OR FIRST BANK?
         A.       You will own stock in First BancTrust Corporation. However,
                  First BancTrust Corporation, as a holding company, will own all of the outstanding capital stock of First Bank.

9.       Q.       WHY DID THE BOARD OF DIRECTORS FORM FIRST BANCTRUST
                  CORPORATION?
         A.       The Board of Directors believes that the Conversion of First
                  Bank and the formation of First BancTrust Corporation will result in a stronger financial institution with the ability to provide additional flexibility to diversify First Bank's business activities.

                          ABOUT BECOMING A STOCKHOLDER

10.      Q.       WHAT ARE THE SUBSCRIPTION AND COMMUNITY  OFFERINGS?
         A.       Under the Plan of Conversion, First BancTrust Corporation is
                  offering shares of stock in the Subscription Offering, to certain current and former customers of First Bank and to First Bank's Employee Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community
                  Offering with preference given to natural persons and their trusts who are permanent residents of Clark and Edgar
                  Counties, Illinois, Kansas. These Offerings are consistent with the board's objective of First Bank being a locally owned financial institution. The Subscription Offering, and the Community Offering, if conducted, are being managed by Trident
                  Securities. It is anticipated that any shares not subscribed for in either the Subscription or Community Offerings may be offered for sale in a Syndicated Community Offering, an offering held on a best efforts basis by a selling group of broker-dealers.

11.      Q.       MUST I PAY A COMMISSION TO BUY STOCK IN CONJUNCTION WITH THE
                  SUBSCRIPTION OFFERING OR COMMUNITY OFFERING?
         A.       No. You will not pay a commission to buy the stock if the
                  stock is subscribed for in the Subscription Offering, or the Community Offering, if conducted.

12.      Q.       HOW MANY SHARES OF FIRST BANCTRUST CORPORATION COMMON STOCK
                  WILL BE ISSUED IN THE CONVERSION?

         A. It is currently expected that between 892,500 shares and 1,207,500 shares of common stock will be sold at a price of $10.00 per share. Under certain circumstances the number of shares may be increased to 1,388,625.

13.      Q.       HOW WAS THE DOLLAR SIZE OF THE OFFERING DETERMINED?
         A.       The aggregate price of the common stock was determined by
                  Keller & Company, an independent appraisal firm specializing in the thrift industry, and was approved by the FDIC and the Illinois Commissioner of Banks. The dollar size of the offering is based on the pro forma market value of First Bank and First BancTrust Corporation, as determined by the independent evaluation.

14.      Q.       WHO IS ENTITLED TO SUBSCRIBE FOR STOCK IN THE CONVERSION?
         A.       The shares of First BancTrust Corporation to be issued in the
                  Conversion are being offered in the Subscription Offering to the following categories in order of priority: (i) depositors whose accounts in First Bank total $50.00 or more as of June
                  30, 1999, (ii) First Bank's ESOP, (iii) depositors with $50.00 or more on deposit at First Bank as of December 31, 2000, but not otherwise eligible in the first two priority categories, and
                  (iv) depositors of First Bank as of January, 2001, but who are not otherwise eligible in the first three priority categories.
                  All of which is subject to the priorities and purchase limitations set forth in the Plan of Conversion. Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Clark and Edgar Counties, Illinois, Kansas. Shares not subscribed for in the Subscription, or the Community Offerings, if any, may be offered to the general public in a Syndicated Community
                  Offering.

15.      Q.       ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE?
         A.       No. Subscription rights granted to First Bank's depositors and borrowers in the Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to subscribe for stock in the Conversion and be subject to other possible sanctions. It is the responsibility of each subscriber who is a depositor and/or borrower to list completely all account numbers for qualifying savings accounts or loans as of the qualifying date on the stock order form.

16.      Q.       WHAT ARE THE MINIMUM AND MAXIMUM NUMBERS OF SHARES THAT I CAN
                  SUBSCRIBE FOR IN THE CONVERSION?
         A.       The minimum stock purchase is 25 shares or $250.00. The
                  maximum purchase in the Conversion by any person or person exercising rights through one account other than the ESOP, is 10,000 shares or $100,000.00. The maximum purchase for any person, related persons or persons acting together is 20,000 shares or $200,000.

17.      Q.       WILL THE BOARD OF DIRECTORS AND MANAGEMENT OF FIRST BANK
                  SUBSCRIBE FOR STOCK IN FIRST BANCTRUST CORPORATION?
         A.       Directors and executive officers of First Bank are expected to subscribe for _____ shares. The directors and executive
                  officers will pay the same $10.00 per share price as all other persons who order stock in the Subscription or Community
                  Offerings.

18.      Q.       HOW DO I SUBSCRIBE FOR SHARES OF STOCK?
         A.       To subscribe for shares of stock in the Subscription Offering, you should send or deliver an original stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to First Bank in the postage-paid envelope provided. The stock order form and payment or withdrawal authorization instructions must be received prior to the close of the Subscription Offering, which will terminate at 12:00 noon, Central Time, on March __, 2001, unless extended. Payment for shares may be made by check, money order or account withdrawal. Subscribers who have deposit accounts with First
                  Bank may include instructions on the stock order form requesting withdrawal from such deposit account(s) to subscribe for shares of First

                  BancTrust Corporation. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty. If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which may commence at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than _____, 2001. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins. Members of the general public should contact the Stock Information Center at (217) 425-0201 for additional information before submitting an order in the Community Offering.

19.      Q.       MAY I USE FUNDS IN A RETIREMENT ACCOUNT TO SUBSCRIBE FOR
                  STOCK?
         A.       Yes. If you are interested in using funds held in your
                  retirement account at First Bank, YOU WILL NEED TO TRANSFER
                  THOSE FUNDS TO A SELF-DIRECTED BROKERAGE IRA WITH THE BROKER
                  OF YOUR CHOICE. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved; however, IRA transfers often require several days to complete. Therefore, the process should be initiated as soon as possible to have the self-directed IRA in place to subscribe for the stock before the offering closes on ______, 2001. First Bank will not be responsible for delays caused by third party brokerage firms which could result in IRA stock orders not meeting the ______, 2001 deadline.

20.      Q.       WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR A STOCK
                  SUBSCRIPTION?
         A.       Yes. First Bank will pay interest at its passbook savings
                  account rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with First Bank will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

21.      Q.       MAY I OBTAIN A LOAN FROM FIRST BANK TO PAY FOR SHARES
                  SUBSCRIBED FOR IN THE CONVERSION?
         A.       No. Federal regulations prohibit First Bank from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of subscribing for stock in the Conversion.

22.      Q.       IF I BUY STOCK IN THE CONVERSION, HOW WOULD I GO ABOUT BUYING
                  ADDITIONAL SHARES OR SELLING SHARES IN THE AFTERMARKET?
         A.       You would contact a stock broker to buy or sell shares.
                  However, as a newly organized company, First BancTrust
                  Corporation has never issued capital stock, and consequently there is no established market for its Common Stock at this time. First BancTrust Corporation has requested that Trident
                  Securities make a market for the Common Stock through the OTC
                  Electronic Bulletin Board. First BancTrust Corporation is expected to trade under the symbol "FBTC".

23.      Q.       WHAT IS FIRST BANCTRUST CORPORATION'S DIVIDEND POLICY?
         A.       After we complete the conversion, our Board of Directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay semi-annual cash dividends on the common stock at an initial rate of $0.20 per share per annum commencing at the first full quarter following conversion. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

24.      Q.       WILL THE FDIC INSURE THE SHARES OF FIRST BANCTRUST
                  CORPORATION?
         A.       No. The shares of First BancTrust Corporation are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

25.      Q.       IF I SUBSCRIBE FOR SHARES AND LATER CHANGE MY MIND, WILL I BE
                  ABLE TO GET A REFUND OR MODIFY MY ORDER?
         A.       No. Your order cannot be canceled, withdrawn or modified once it has been received by First Bank without the consent of First Bank.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

26.      Q.       WHO IS  ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO
                  BE HELD TO CONSIDER THE PLAN OF CONVERSION?
         A.       You are eligible to vote at the Special Meeting of Members to be held on _____, 2001 if you were a depositor or borrower of First Bank at the close of business on January 31, 2001, and continue as such until the Special Meeting. If you were a member on January 31, 2001, you should have received a proxy statement and a proxy card with which to vote.

27.      Q.       HOW MANY VOTES DO I HAVE?
         A.       Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s) as of January
                  31, 2001. Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes. These voting criteria are established by law under First Bank's charter.

28.      Q.       IF I VOTE "AGAINST" THE PLAN OF CONVERSION AND IT IS APPROVED,
                  WILL I BE PROHIBITED FROM BUYING STOCK DURING THE SUBSCRIPTION
                  OFFERING?

         A. No. Voting against the Plan of Conversion in no way restricts you from purchasing First BancTrust Corporation stock.

29.      Q.       DID THE BOARD OF DIRECTORS OF FIRST BANK UNANIMOUSLY ADOPT THE
                  PLAN OF CONVERSION?
         A.       Yes. First Bank's Board of Directors unanimously adopted the
                  Plan of Conversion and recommends that all members vote "FOR" approval of such Plan.

30.      Q.       WHAT HAPPENS IF FIRST BANK DOES NOT GET ENOUGH VOTES TO
                  APPROVE THE  PLAN OF CONVERSION?
         A.       The Conversion would not take place, and First Bank would
                  remain a mutual savings bank.

31.      Q.       AS A QUALIFYING DEPOSITOR OR BORROWER OF FIRST BANK, AM I
                  REQUIRED TO VOTE?
         A.       No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

32.      Q.       WHAT IS A PROXY CARD?
         A.       A proxy card gives you the ability to vote without attending the Special Meeting in person. IF YOU RECEIVED MORE THAN ONE
                  INFORMATIONAL PACKET, THEN YOU SHOULD VOTE THE PROXY CARDS IN
                  ALL PACKETS. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

                  You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

33.      Q.       HOW CAN I GET FURTHER INFORMATION CONCERNING THE STOCK
                  OFFERING?
         A.       You may call the Stock Information Center at (217) 425-0201 for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.

         THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF FIRST BANCTRUST CORPORATION. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY FIRST BANCTRUST CORPORATION STOCK WOULD BE UNLAWFUL. THE SHARES OF FIRST BANCTRUST CORPORATION COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.


            IV. Individual Letters and Community Meeting Invitations


A.       Explanation

In order to educate the public about the stock offering, Trident suggests holding community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of First Bank submit a list of people that he or she would like to invite to a community meeting.

B.       Method of Distribution of Invitations and Prospect Letters

Each Director submits his or her list of prospects. Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent all attendees to thank them for their attendance and to remind them of closing dates.

C.       Examples enclosed.

                              (Trident Letterhead)




                                February __, 2001





To Members and Friends of First Bank and Trust, S.B.:

         Trident Securities, a member of the National Association of Securities Dealers, Inc., is assisting First Bank and Trust, S.B. ("First Bank") in its Conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank, whereby First Bank will operate as a wholly-owned subsidiary of First BancTrust Corporation ("First BancTrust Corporation").

         At the request of First Bank, we are enclosing materials explaining the subscription offering process and your right to subscribe for common shares of First BancTrust Corporation. Please read the enclosed offering materials carefully before subscribing for stock.

         If you have any questions, please call the Stock Information Center at
(217) 425-0201.



                                                    Sincerely,

                                                    TRIDENT SECURITIES



THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK
 OF FIRST BANCTRUST CORPORATION. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS.
  THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY FIRST BANCTRUST CORPORATION STOCK WOULD BE UNLAWFUL. THE SHARES OF
 FIRST BANCTRUST CORPORATION COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS
     AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                             (First Bank Letterhead)
                               ____________, 2001

Dear Valued Customer:

         First Bank and Trust, S.B. ("First Bank") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a state-chartered stock savings bank. This stock conversion is the most significant event in the history of First Bank in that it allows customers, community members, directors and employees an opportunity to own stock in First BancTrust Corporation ("First BancTrust Corporation"), the proposed holding company for First Bank.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage deposits at First Bank, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Bank. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of First Bank.

         As one of our valued members, you have the opportunity to invest in First Bank's future by subscribing for stock in First BancTrust Corporation during the Subscription Offering, without paying a sales commission. If you decide to exercise your rights to subscribe for shares, you must return the properly completed stock order form together with full payment for the subscribed shares to be received by First Bank no later than 12:00 noon. Central Time on __________, 2001.

         The Plan of Conversion will be voted on at a Special Meeting of members to be held on ________, 2001. Your Board of Directors urges you to vote "FOR" First Bank's Plan of Conversion on the enclosed proxy card. A vote in favor of the Plan does not obligate you to subscribe for stock. Please sign and return your proxy card promptly; your vote is important to us.

         We have also enclosed a Prospectus and Proxy Statement which fully the describes First Bank, its management, Board of Directors, business and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (217) 425-0201.

         We look forward to continuing to provide quality financial services to you.

                                            Sincerely,

                                            Terry J. Howard
                                            Chief Executive Officer

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK
 OF FIRST BANCTRUST CORPORATION. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS.
  THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY FIRST BANCTRUST CORPORATION STOCK WOULD BE UNLAWFUL. THE SHARES OF
 FIRST BANCTRUST CORPORATION COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS
      AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                            (First Bank Letterhead)
                               ____________, 2001

Dear Interested Investor:

         First Bank and Trust, S.B. ("First Bank") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a state-chartered stock savings bank. This stock conversion is the most significant event in the history of First Bank in that it allows customers, community members, directors and employees an opportunity to own stock in First BancTrust Corporation ("First BancTrust Corporation"), the proposed holding company for First Bank.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on First Bank deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Bank. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of First Bank.

         Enclosed is a Prospectus fully describing First Bank, its management, Board of Director, business and Plan of Conversion. Please review it carefully before you make an investment decision. If you decide to invest, please return to First Bank a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 12:00 noon Central Time on _______, 2001. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (217) 425-0201.

   We look forward to continuing to provide quality financial services to you.

                                            Sincerely,


                                            Terry J. Howard
                                            Chief Executive Officer

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK
 OF FIRST BANCTRUST CORPORATION. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS.
  THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY FIRST BANCTRUST CORPORATION STOCK WOULD BE UNLAWFUL. THE SHARES OF
 FIRST BANCTRUST CORPORATION COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS
     AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                             (First Bank Letterhead)

                               ____________, 2001

Dear Friend:

         First Bank and Trust, S.B. ("First Bank") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a state-chartered stock savings bank. This stock conversion is the most significant event in the history of First Bank in that it allows customers, community members, directors and employees an opportunity to own stock in First BancTrust Corporation ("First BancTrust Corporation"), the proposed holding company for First Bank.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on First Bank deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Bank. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of First Bank.

         Our records indicate that you were a depositor of First Bank on June 30, 1999 or December 31, 2000, but that you were not a member on January _, 2001. Therefore, under applicable law, you are entitled to subscribe for Common Stock in First BancTrust Corporation's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on March __, 2001 and upon receipt of all required regulatory approvals.

         If you decide to exercise your rights to subscribe for stock, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by First Bank not later than 12:00 noon. Central Time on _______, 2001.

         Enclosed is a Prospectus that fully describes First Bank, its management, Board of Directors, business and Plan of Conversion. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (217) 425-0201.

         We look forward to continuing to provide quality financial services to you.

                                            Sincerely,

                                            Terry J. Howard
                                            Chief Executive Officer

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK
 OF FIRST BANCTRUST CORPORATION. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS.
  THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY FIRST BANCTRUST CORPORATION STOCK WOULD BE UNLAWFUL. THE SHARES OF
 FIRST BANCTRUST CORPORATION COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS
     AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

================================================================================

                           THE DIRECTORS AND OFFICERS

                                       OF

                           FIRST BANK AND TRUST, S.B.

                     CORDIALLY INVITE YOU TO ATTEND A BRIEF

                  PRESENTATION REGARDING THE STOCK OFFERING OF

           FIRST BANCTRUST CORPORATION, OUR PROPOSED HOLDING COMPANY.


                              PLEASE JOIN US AT THE

                                 --------------

                              ---------------------

                           ---------------------------

                                  ------------

                                  ------------

                                FOR REFRESHMENTS


YOU MUST RESPOND BY ____________ TO RESERVE A SEAT
R.S.V.P. _____________

================================================================================

                               VII. Proxy Reminder


A.       Explanation

         A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

         The target vote depositors are determined by the conversion agent.

B.       Example

C.       Size

         Proxy reminder is approximately 8 1/2" x 11".

B.       Example

--------------------------------------------------------------------------------

                           P R O X Y  R E M I N D E R

                           FIRST BANK AND TRUST, S.B.


YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED. YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN OF CONVERSION.

VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY SUBSCRIBE FOR STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO FIRST BANK TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION. THANK YOU.

                                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                                    FIRST BANK AND TRUST, S.B.
--------------------------------------------------------------------------------

                        IF YOU RECENTLY MAILED THE PROXY,
               PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST

                   FOR FURTHER INFORMATION CALL _____________.

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK
 OF FIRST BANCTRUST CORPORATION. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS.
  THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY FIRST BANCTRUST CORPORATION STOCK WOULD BE UNLAWFUL. THE SHARES OF
 FIRST BANCTRUST CORPORATION COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS
     AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                     VII. Subscription Rights Special Notice



A.       Explanation

         In an effort to educate depositors and/or borrowers of First Bank about their subscription rights and the possible violation or transfer of subscription rights which could occur, each member and friend will receive a special one-page notice. The notice should be printed on a colored paper and will contain language from the Prospectus that discusses the transfer of subscription rights.

         A.       Example enclosed

                               SUBSCRIPTION RIGHTS


                                 SPECIAL NOTICE



         ANY TRANSFER OF, OR ATTEMPT TO TRANSFER, A SUBSCRIPTION RIGHT TO ANY OTHER PERSON IS ILLEGAL AND SUBJECT TO CIVIL FINES AND/OR PENALTIES AND EVEN CRIMINAL FINES AND/OR PENALTIES. FIRST BANK AND TRUST, S.B. INTENDS TO PROSECUTE VIGOROUSLY ANY TRANSFER OF, OR ATTEMPT TO TRANSFER, SUBSCRIPTION RIGHTS THAT COME TO ITS ATTENTION.

         IF YOU ARE CONTACTED BY ANYONE OFFERING TO GIVE YOU MONEY TO BUY STOCK IN EXCHANGE FOR TRANSFERRING THE STOCK TO THEM LATER, SHARE IN ANY WAY PROCEEDS UPON THE SALE OF THE STOCK, OR TRANSFER YOUR SUBSCRIPTION RIGHTS IN ANY OTHER WAY, PLEASE CALL US IMMEDIATELY AT (217) 425-0201.